                                                                    EXHIBIT 10.8

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED INFORMATION HAS BEEN REPLACED BY [*].

                        MANUFACTURING SERVICE AGREEMENT

                            SANMINA-SCI CORPORATION
                                ("SANMINA-SCI")

                                      and

                        LSI LOGIC STORAGE SYSTEMS, INC.
                                    ("SSI")

     SANMINA-SCI agrees to manufacture the products described on Attachment A ("Products and Pricing") and sell the finished Products to SSI. SSI agrees to purchase the finished Products from SANMINA-SCI. The manufacture, sale, and purchase of the finished Products will be governed by the terms and conditions of this Agreement, which may be amended from time-to-time by written mutual agreement.

     This agreement consists of the attached General Terms and Conditions and the following Attachments
         -- Attachment A -- Product and Pricing
         -- Attachment B -- Demand Pull Kanban Plan
         -- Attachment C -- Consigned Capital Equipment Agreement
         -- Attachment D -- Product Specifications
         -- Attachment E -- Quality Plan Procedure
         -- Attachment F -- QBR Form Amend Attachment A

EFFECTIVE DATE: NOVEMBER 3, 2003

SANMINA-SCI:                                   SSI:

          By: /s/ MICHAEL J. LANDY                        By: /s/ TONY L. NEWELL
---------------------------------------------  ---------------------------------------------
Signature                                      Signature

Michael J. Landy                                              Tony L. Newell
---------------------------------------------  ---------------------------------------------
Typed or Printed Name                                      Typed or Printed Name

Title: VP of Business Development                 Title: Director of Supply Chain Management
  -------------------------------------------  ---------------------------------------------

Date: Dec/10/2003                              Date: 11/17/03
  -------------------------------------------  ---------------------------------------------

                        MANUFACTURING SERVICE AGREEMENT

                               TABLE OF CONTENTS

i.   Recitals
ii.  Definitions
1.   Term of Agreement
2.   Products and Pricing
3.   Purchase Orders
4.   Scheduling
5.   Strategic Inventory
6.   Shipment Authorization
7.   Transportation Costs
8.   Continuous Improvement
9.   Terms of Payment and Record Keeping
10.  Engineering Change Notices
11.  Administration of Contract
12.  SANMINA-SCI Product Warranty
13.  Proprietary Information and Confidentiality
14.  Termination for Convenience
15.  Termination for Cause
16.  Force Majeure
17.  Intellectual Property and Indemnification
18.  Quality Assurance Audits and Product Acceptance
19.  Product Liability (Certificate of Insurance Request)
20.  Independent Contractor; "Consigned" Items and/or Bailment
21.  Notice
22.  Severability
23.  Titles and Attachments
24.  Governing Law
25.  Miscellaneous Part Purchases
26.  Entire Agreement
27.  Export/Import
28.  Sale of Product to SSI Directed Third Party Customers

ATTACHMENTS
A    Product and Pricing Exhibit
B    Demand Pull Kanban Plan
C    Consigned Capital Equipment Agreement
D    Product Specifications
E    Quality Plan Procedure
F    QBR Form Amend Attachment A

GENERAL TERMS AND CONDITIONS

     This Manufacturing and Purchase Agreement (the "Agreement") is entered into and executed as of the Effective Date stated between LSI Logic Storage Systems, Inc. (SSI) whose principal place of business is 3718 N. Rock Road, Wichita, Kansas, 67226 ("SSI"), and SANMINA-SCI Corporation whose principal place of business is 2700 North First Street, San Jose, California, 95134, and its wholly owned subsidiaries (collectively "SANMINA-SCI"). The terms and conditions contained herein apply to the manufacture of computer Products and the related material procurement, inventory, test and packaging, thereof.

RECITALS

     WHEREAS, SSI desires to have SANMINA-SCI procure components, manufacture, assemble, test and ship certain Product pursuant to one or more Purchase Orders issued by SSI in accordance with this Agreement; and

     WHEREAS, SANMINA-SCI desires to procure components, manufacture, assemble, test and ship such Product for SSI hereunder;

     NOW, THEREFORE, SSI and SANMINA-SCI, intending to be legally bound, hereby agree as follows:

DEFINITIONS

     The following terms, in singular and/or plural forms of the same term as and wherever used herein, shall have the meanings set forth in this section.

     "Components" shall mean parts, materials, and supplies procured for, included in or required for each Product. Product Components will be procured from SSI's approved vendor list (AVL), and/or SSI consignment.

     "Days" shall mean Calendar days, provided that if a deadline falls on a Saturday, Sunday or holiday, it shall be extended until the following regular business day.

     "Excess Material" shall mean SSI authorized Components on hand that no longer have a SSI open Purchase Order, or a current forecast for use within the pursuant [*], nor are useable on SANMINA-SCI production of other customers' products.

     "Intellectual Property Rights" shall mean any rights under patent, semi-conductor chip protection, copyright, trade secret, trademark, or similar laws which would restrict the manufacture, assembly, or distribution of the Product(s) or the subsequent use, sale, or repair of the Products as purchased by SSI from SANMINA-SCI hereunder.

     "Long Lead Time" shall mean Components that require [*] or longer for vendor delivery. Long Lead Time Components shall not be ordered without written authorization from SSI.

     "Material" shall mean Components, which are collectively used to produce the Product(s).

     "Obsolete Material" shall mean non-cancelable or non-returnable (NCNR) materials that can no longer be used on SSI's Product and are not useable on SANMINA-SCI production for other customers.

     "Minimum Order Quantity (MOQ)" shall mean the mutually agreed vendor order quantity used by SANMINA-SCI to establish the Product's Component base price, and vendor minimum order quantities for a single delivery.

     "Non-Cancelable and/or Non-Returnable (NCNR)" shall mean those Components when ordered that cannot be canceled ([*]), or once received may not be returned for credit unless defective (example: reels). SSI prior written approval is required before SANMINA-SCI procurement of NCNR Components.

     "Product" shall mean the Product identified by SSI's part number and/or assembly identification name specified in its Purchase Order as described in SSI's Specifications including any and all modification, changes and improvements made to such Product during the term of this Agreement.

     "Specifications" shall mean the Product manufacturing number and description and all required manufacturing drawings, instructions, and testing procedures that are required for SANMINA-SCI to manufacture a conforming Product.

     "Product Acceptance Test" shall mean the Product tests performed at various manufacturing stages, including a final test applied to the finished Product to determine if the Product conforms to SSI's Specifications, Quality Plan Procedures, and manufacturing workmanship standards. Products passing all the Product Acceptance Tests shall be shipped to SSI as conforming and carry SANMINA-SCI's Product Warranty, as set forth in this Agreement. The Product Acceptance Tests shall be the criteria utilized by the parties to determine if shipped and warranted SSI Product(s) are conforming or non-conforming.

     "Original Delivery Schedule" shall mean for the purpose of reschedules and SSI liability, SSI's issued and accepted forecasts and/or purchase order as set forth in this Agreement.

1.  TERM OF AGREEMENT

     The initial term of this Agreement shall be [*] from the Effective Date, and shall be automatically renewed for [*] periods, unless terminated by a party with [*] written notice to the other party, or as otherwise provided under this Agreement.

     Both Parties agree that the terms and conditions contained in this Agreement shall have precedence over any pre-printed terms and conditions included on purchase orders, invoices, acknowledgements, or any other forms and documents used by the Parties in the performance of this Agreement.

2.  PRODUCTS AND PRICING

     Products covered by this Agreement and applicable Product prices are listed by part number in Attachment A. From time-to-time, additional Products may be incorporated into or removed from this Agreement by written revision to Attachment A, as mutually agreed. The initial prices reflected in Attachment A are the baseline for this Agreement. Price reductions will be implemented as addressed in Section 8, Continuous Improvement. Product Pricing will be reviewed on a quarterly basis, and adjustments upward or downward will become effective as mutually agreed. SANMINA-SCI will notify SSI of any industry-wide or sole source shortages of components affecting price or delivery schedules.

     SSI Purchase Prices are based upon minimum quarterly quantities of Product purchases, and if through no fault of SANMINA-SCI, SSI purchases significantly less than the minimum forecasted quantities during a quarter, the Purchase prices may be adjusted by an amount not-to-exceed SANMINA-SCI's documented and verified additional costs to manufacture the lesser number of purchased Products. Any such action will be reviewed and mutually agreed to during the Parties' Quarterly Business Review ("QBR") at the end of each quarter.

3.  PURCHASE ORDERS

     SSI will issue purchase orders to SANMINA-SCI for each assembly, or by family of Products, as listed in Attachment A by individual part number. Purchase orders will normally be issued no later than [*] prior to the start of each quarter for the forecasted production quantities of the next quarter. Purchase Orders may be issued in hard copy, fax, or e-mail form, as mutually agreed. SANMINA-SCI will notify SSI in written format, normally within [*] but not exceeding [*] of receipt of such purchase orders, of SANMINA-SCI's acceptance or rejection of the issued purchase order. SANMINA-SCI's failure to respond within the stated time period will be deemed as SANMINA-SCI's acceptance of the SSI Purchase Order.

     SSI's [*] forecast updated not less than [*], except as provided for in
Section 4 Scheduling, are for planning purposes only and are not considered firm or binding.

     The Parties agree that Attachment A will be amended by revision each QBR to reflect the mutually agreed Products and pricing based upon the current forecast quantities. Attachment F will be used by the Parties to amend by revision Attachment A. The Parties' "Contract Administrators" stated in Section 12 will amend by revision Attachment A by affixing their signatures and date upon Attachment F (Attachment A-R#). Each Party will retain one original signed copy of the revised version of Attachment A for their Agreement file.

4.  SCHEDULING

     SSI will send to SANMINA-SCI, not less than [*], an updated [*] forecast for each of the Products as listed in Attachment A, including future new Products to Attachment A. For each Product, the rolling forecast will be divided into weekly requirements. SANMINA-SCI will utilize the forecast as authorization to purchase Components and manufacture per the forecast with adjustments up or down as may be necessary to meet the kanban requirements, shown in Attachment B (Demand Pull Kanban Plan). SANMINA-SCI will normally advise SSI of any support issue within [*], but not more than [*], of receipt of the forecast.

     SANMINA-SCI will accommodate a [*] increase over the current month's scheduled build quantity, per assembly, with no additional evaluation of detail part availability, manpower or manufacturing capacity normally required. Finished Product will normally be available within [*] of such request. However, increases in the current [*] schedule exceeding [*] will require SANMINA-SCI to review material and manpower prior to advising SSI if such increase can be accomplished. SANMINA-SCI will accommodate a [*] percent increase (subject to customer approval of any unavoidable material expedite costs) in Purchase Order deliveries over the Original Delivery Schedule within [*] [*], and the best reasonably available increase thereafter based on SANMINA-SCI capacity. In cases where SSI's requirements exceed the kanban, the work-in-process and normal component availability, equitable adjustments will be made by SSI for any agreed upon expediting costs that are incurred by SANMINA-SCI.

     In the event that SSI must delay scheduled production from SANMINA-SCI due to reduced production requirements or other reasons, SSI agrees to accept the Product that is held in kanban and current work-in-process. SSI's production liability is normally limited to [*] worth of production, as well as agreed upon HUB quantities and/or kanban quantities based on the most current accepted forecast except as described in more detail in Section 5 below. SSI may reschedule delivery of a Product up to [*] from the original scheduled delivery date. All rescheduled Product shipments during the [*] original delivery window must be rescheduled for delivery within the following [*] after the reschedule request by SSI. Upon mutual agreement, SSI may request a continued shipment delay that may be subject to monthly inventory storage and handling fee that is compatible with the current interest rates allowed by law. The parties will make every effort to limit the other party's obligation for excess or obsolete material by maintaining accuracy of the [*] forecast, [*] kanbans, and by responding to changes through adjustments to procurement and production schedules in a timely manner.

5.  STRATEGIC INVENTORY

     It is recognized that the forecast supplied by SSI for [*] is speculative and is subject to change. Therefore, except for long lead-time, Minimum Order Quantities. (MOQs) and NCNR Components as defined under Definitions, SANMINA-SCI will place purchase orders in support of SSI accepted Purchase Orders and the forecast per the AVL lead times in a manner to minimize inventory liabilities for SSI and are cancelable and returnable to vendor at no cost to Sanmina-SCI. The first [*] of the forecast will be considered firm requirements subject to cancellation charges. In the event of a cancellation or reschedule of the [*] firm requirements, SSI will be responsible, to the extent of the cancellation or reschedule, (unless the Component is usable by one of Sanmina-SCI's other customers) for the cost of Sanmina-SCI NCNR orders with AVL vendors, on hand non-returnable Components, work-in-process material and kanban quantities on hand per attachment B. Finished goods and work in process will be purchased at the resale price and Components at the quoted standard cost. If Sanmina-SCI is unable to return or reallocate material or negotiate adjustments in supplier schedules or other similar means, Sanmina-SCI shall immediately notify SSI in writing of the situation and SSI will issue a Purchase Order to Sanmina-SCI for parts that become Excess Material [*] unless otherwise agreed.

     Some of SSI's part numbers may have standard procurement lead-times of over [*], and therefore, should be considered strategic inventory. SSI authorizes SANMINA-SCI to place up to [*] of these long lead time parts on order with vendors in accordance with the provided forecast. SANMINA-SCI is similarly authorized to reorder those long lead-time items as the lead-time frame is encountered and inventory levels become exhausted. These lead-times will be supported by documentation (included with Bill of Material accompanying each periodic re-price) from SANMINA-SCI and SANMINA-SCI's vendor at the time a lead-time is changed by SSI. In the event that components have lead-times in excess of [*] (components on allocation), SANMINA-SCI will inform SSI of such and will not place such long-term orders until it has obtained prior written approval from SSI. Scheduled deliveries affected by delayed SSI authorizations for SANMINA-SCI to purchase such strategic inventory on SSI's behalf shall not be viewed as a SANMINA-SCI delivery or inventory management breach. SANMINA-SCI will endeavor to negotiate with the SSI vendors providing strategic inventory to allow for rescheduling and cancellation under certain conditions. Should such vendors decline to offer the ability to reschedule or cancel strategic inventory without penalty, SSI will be informed and SSI will approve such terms prior to placement of orders by SANMINA-SCI.

     AVL listed NCNR Components will be disclosed by SANMINA-SCI and agreed upon by SSI within [*] of execution of this Agreement, and revised [*] as needed thereafter.

     SANMINA-SCI will maintain and manage the on order positions for strategic inventory Components. SANMINA-SCI's liability will be to reasonably manage these Components, which includes reschedule in and out of material as required and as accepted by suppliers, given the SSI inputs and market conditions. In the event that SSI's rescheduling of Product deliveries beyond the originally scheduled due date create additional liabilities, SSI will be informed and will approve such charges before SANMINA-SCI formalizes the reschedule with the supplier.

     SANMINA-SCI and SSI will regularly review its NCNR terms with SSI AVL vendors (including long lead-time Components), non-returnable Components on hand, levels of work in process material (and direct out-of-pocket labor costs previously incurred in manufacturing the work in progress), and kanban quantities on hand, with the goal toward continual reductions in these items, including possible renegotiation of contracts with vendors when circumstances permit it.

     If SSI is required by this Agreement to pay for costs billed by third party supplier associated with non-cancelable orders (including long lead-time, non-cancelable, and non-returnable orders) and non-returnable items on hand, SSI will first have the option of purchasing the items from the third party, assuming the contract with the third party supplier, or otherwise dealing directly with the supplier to determine ways in which SSI could encourage the supplier to reduce lead-times, non-cancelable restrictions, and non-returnable restrictions (example: SSI may have options with other SSI divisions not available to SANMINA-SCI).

6.  SHIPMENT AUTHORIZATION

     All Shipments of Product will be Ex-Works, Incoterms 2000 from SANMINA-SCI Plant of manufacture, except for SANMINA-SCI consigned Kanban inventory shipments, which shall be FCA, Incoterms 2000 to SSI's designated Kanban destination. Title and risk of consigned Kanban inventory shall pass upon SSI issuing a Kanban pull notice to SANMINA-SCI. SANMINA-SCI shipments slated for such direct delivery or originating from an established Kanban will not occur until SSI issues firm instructions for each Product shipment. Both Parties agree that delayed Product deliveries awaiting SSI shipping instructions shall not be deemed as a SANMINA-SCI late delivery. SSI will provide SANMINA-SCI with as much visibility as possible by providing a [*] direct shipping forecast, to be updated [*], with shipment releases provided [*]. Purchase Orders for delivery to a normal SSI delivery location or warehouse will be shipped as required to meet the mutually agreed upon SSI Purchase Order delivery date or as needed to fulfill Kanban levels as agreed.

     SSI may adjust up or down the quantities of Products that it orders SANMINA-SCI to ship from either Supplier Managed Inventory ("SMI") (local SSI site) or SANMINA-SCI Kanban (stored at SANMINA-SCI inventory locations). SSI quantity adjustments shall be reflected in the daily pull notices or in the shipment releases to SANMINA-SCI, respectively. To accommodate unplanned requirements, a FAX can be utilized to initiate an adjustment; however, this must be followed with written notification within [*].

     At the time of each shipment, SANMINA-SCI will provide, by shipment, a list of serial numbers for all units shipped in addition to the required shipper information identifying the customer, carrier, tracking number and ship date. If at any time SANMINA-SCI has in its possession finished goods or other inventory that has been purchased by SSI, it will keep such items in separately located space or cage accessible to SSI and limited to authorized SANMINA-SCI personnel, with the contents labeled as "Property of SSI".

7.  TRANSPORTATION COSTS

     The costs of transportation for shipment of Products, except Product Warranty repaired SANMINA-SCI returns (Section 13), will be the responsibility of SSI. SSI will provide SANMINA-SCI with the approved carriers to be used for such transportation. These carvers will bill freight costs directly to SSI. SANMINA-SCI shall package and pack the Products as instructed by SSI, which will provide reasonable protection against damage during shipment, handling, and storage, and will enable SSI or SSI's customer to easily identify the contents of the package.

     In the event of SANMINA-SCI's inability to deliver Product for shipment, that is solely SANMINA-SCI's fault, SANMINA-SCI shall pay the additional freight costs associated with expedite delivery of the Products.

8.  CONTINUOUS IMPROVEMENT

     SANMINA-SCI agrees to make reasonable commercial efforts to provide SSI with cost reductions and cost savings suggestions. These cost reductions and savings will be focused around (but not limited to) (1) better pricing for an alternate source part, (2) manufacturing and test improvements, (3) process improvements, and (4) volume increase. Cost savings realized from any of the above action items, net of any unavoidable cost increases incurred by SANMINA-SCI, will be passed on to SSI as part of the periodic pricing updates, unless otherwise agreed, and will be incorporated into Attachment A by revision.

     The Parties agree that the mutual goal is to reduce Product cost. Adjustments (increases and decreases) may need to be made due to Component price fluctuations. All Component price changes will be reflected in the QBR Attachment A Pricing for the pursuant quarter. In the event commodity prices increase, SANMINA-SCI will notify SSI of the AVL increased price and discuss alternate sources and/or request written authorization to purchase such components at the increased price. Such SSI authorization should include a revised delivery schedule of Product (if any). Such authorization will remain valid until the next QBR to establish Product Pricing for the next quarter.

     SSI and SANMINA-SCI will formally review the current Quarter's AVL net variances in market conditions and pricing and Product cost driver Components during a Quarterly Price Review or more frequently if needed. It is understood that the sole purpose of the SANMINA-SCI Quarterly materials' net variance report is to evaluate and validate any applicable Product price adjustments (decreases or increases) for the pursuant Quarter's Products manufacture and sale.

     On new Product, SANMINA-SCI will endeavor to achieve a net cost reduction by the end of the first [*] period of continuous operation. This cost reduction will be determined by recognizing the adjusted cost basis after [*] of continuous operation, where the adjusted cost basis is the quoted cost, plus or minus adjustments for on-going costs (not to include one-time start-up costs).

9.  TERMS OF PAYMENT AND RECORD KEEPING

     Payment terms are net [*] after date of invoice. Payment shall be made in U.S. Dollars. Offsets and setoffs by either party are not allowed except in accordance General Accepted Accounting Practices ("GAAP"). In the event SSI has any undisputed outstanding invoice for more than [*], SANMINA-SCI shall notify SSI on the [*] day that SSI may be placed on ship hold until SSI makes a sufficient payment to bring its account within the credit limit provided. Disputed invoices without resolution within the [*] payment terms are due and payable immediately upon resolution of the disputed invoice.

     When SSI makes payments, checks must reference SANMINA-SCI's invoice number. Invoice disputes must be reported to SANMINA-SCI in a timely manner, normally no later than the invoice due date. SANMINA-SCI and SSI will work together to resolve such invoice disputes in a business-like manner by providing reasonable documentation to reach timely resolution. SANMINA-SCI's acceptance of SSI's partial payment on the undisputed portion of an invoice does not relieve SSI of its responsibility for invoice payment in full upon dispute resolution. SANMINA-SCI shall maintain complete and accurate records of all amounts billed and payments made by SSI hereunder in accordance with GAAP. These records will be made available to SSI upon request. SANMINA-SCI will retain such records for a minimum of [*] from the date of final payment for all Products covered under this Agreement.

10.  ENGINEERING CHANGE NOTICES

     SSI shall have the right to make changes to any orders or Product Specifications at any time, such as Component substitution, Component addition, Component deletion, Component repositioning, or any other change in Specifications. SSI shall issue to SANMINA-SCI an Engineering Change Notice
(ECN) as notice of such changes, along with an ECN Notification form that shall be acknowledged in writing by SANMINA-SCI. Whenever possible, SSI will issue a preliminary change information notice to facilitate identification assessing the cost, schedule, inventory and scrap material impacts prior to defining the implementation plan. SANMINA-SCI is under no obligation to implement ECN revisions until the terms, conditions, excess disposition and pricing have been mutually agreed upon by the Parties.

     SANMINA-SCI will evaluate the ECN and submit rework costs, material liability, delivery delays and appropriate justification documentation. SANMINA-SCI will normally respond to SSI within [*] of receipt but not more than [*] of receipt on Engineering Changes (ECs), unless otherwise mutually agreed due to the magnitude of the EC. In the event such changes result in additional lower/higher actual costs or time for performance, SSI or SANMINA-SCI shall make equitable adjustments in the purchase price and/or delivery schedule, as is appropriate. SANMINA-SCI shall not make any type of EC without written consent from SSI. After SSI authorization of an EC, SANMINA-SCI will provide SSI with weekly written notice of the ECs implemented.

     SANMINA-SCI shall schedule its procurement for and manufacturing of Products in such a manner that, in the event of Component or printed circuit board obsolescence, SSI's liability for such material shall not normally exceed the SANMINA-SCI's total lead-time (including supplier lead-time, standard surface transit time) and reasonable SANMINA-SCI processing time for placing orders, receiving, stocking and kitting for individual unique components in addition to the SANMINA-SCI manufacturing lead-time, MOQs, residual NCNR, any SSI approved buffer inventories (all of which are updated quarterly as part of the QBR). SSI must give written approval on lead-times in excess of [*]. Such approval is deemed to occur in absence of written confirmation by SSI, if SSI issues a Purchase Order using SANMINA-SCI quotations and lead times. SSI agrees to provide SANMINA-SCI information and associated mitigating direction, whenever possible, in advance of ECs, in order to minimize excess or obsolete material exposure.

     SANMINA-SCI will purchase Components only from vendors specified, approved and qualified by SSI (AVL). SANMINA-SCI shall notify SSI in advance of any proposed change and the reason for the proposed change in the source (including the addition of new vendors) of purchased Components associated with cost improvement, long-lead times, or Component obsolescence notification, and SSI shall have the right to approve or reject such proposed source change. Should such SANMINA-SCI proposed AVL change be required to meet or maintain SSI cost, quality or delivery objectives, SSI approval will not be unreasonably withheld.

11.  ADMINISTRATION OF CONTRACT

     Both SSI and SANMINA-SCI shall assign an individual, hereinafter referred to as "Contract Administrator," to administer this Agreement throughout its term. The Director of Supply Chain Manage-ment or designee shall be such Contract Administrator on behalf of SSI and may be contacted via phone at [*] or EMAIL ([*]). The corresponding SANMINA-SCI Contract Administrator shall be the Strategic Account Manager, who may be contacted at [*] or EMAIL at ([*]). All matters related to the performance of this Agreement shall be administered through these individuals, their designees, or their management. Either party may change the Contract Administrator by notifying the other party of such change.

     All directions, documentation, notifications, forecasts, kanban limits and changes of any kind, as well as any other activity necessary for the execution of this Agreement, must be authorized by the SSI Contract Administrator prior to execution by SANMINA-SCI. To facilitate the monitoring of the program SANMINA-SCI is required to report key information weekly, subject to mutual agreement as to the level of detail. Such key weekly information includes, but is not limited to, new build information on shipments, new units built and FGI at SANMINA-SCI, returned material information on quantity received, quantity repaired, and failure data, and process information on first pass test yields, pareto analysis of failures and any resultant corrective action with verifications, and. SSI will provide SANMINA-SCI with kanban inventory level.

12.  SANMINA-SCI PRODUCT WARRANTY

     All Products manufactured by SANMINA-SCI for SSI are warranted for a period of [*] from the date of manufacture. SANMINA-SCI warrants to SSI all Products manufactured will conform to the Product Specifications provided by SSI and to be free of defects in workmanship. SANMINA-SCI does not warrant AVL materials beyond the vendor warranty received by SANMINA-SCI at the time of Component procurement. Such warranty does not cover failures caused by design incompatibility. The date of manufacture will be determined by the date code contained within the serial number of the assembly. Warranty claims will be handled by SSI's Customer Care Warranty department and will be coordinated with the SANMINA-SCI repair center by mutual agreement.

     SANMINA-SCI's liability for Product Warranty Claims shall be at SANMINA-SCI's option, to repair the defective unit, to replace the defective unit, or to refund the Product Purchase Price. All Warranty Products repaired or replaced under this Product Warranty shall be covered for the remaining Product Warranty period, or for [*], whichever expires last.

     12.1 Non-Conforming New Product Shipments Received by SSI or SSI's Customer. SSI or its Customer may inspect and test upon receipt New Product shipments for conformance to Product Specifications and Product Acceptance Tests. Non-conforming Product is to be returned to SANMINA-SCI within [*] of SANMINA-SCI Product manufacturing date. All non-conforming new Product shipments shall be returned at SANMINA-SCI's expense upon SSI receiving RMA and shipping instructions from SANMINA-SCI. SANMINA-SCI upon receipt will inspect the non-conforming Products and notify SSI of its corrective action to bring the New Products into conformance. SANMINA-SCI will issue SSI a New Product return credit on non-conforming returned New Products. Upon non-conforming New Products being repaired as or replaced with a conforming New Product, SANMINA-SCI will normally return and invoice SSI for the now conforming New Products as part of the next open P.O./KanBan shipment. Any Product returned for repair more than two (2) times as New Product shipments will be held for disposal and mutual resolution.

     12.2 SANMINA-SCI Authorized Product Defective Battery Replacement by
SSI. SANMINA-SCI's warranty will not be voided if, on a new build product failure, battery replacement on new build or field return product or field return product, SSI runs the product through SSI's internal failure analysis group or other rework center(s) for confirmation of failure, testing or repair presuming that SSI does not impact damage on the product during the investigation, replacement and/or repair.

     12.3 Warranty Product In-Field Returns. In-Field Warranty returns must be returned following SANMINA-SCI's RMA procedures. All such returns will be shipped to SANMINA-SCI at SSI's expense. Upon completing the failure inspection and the corrective action to be performed, SANMINA-SCI will notify SSI as to any cost that may be associated with the replacement of components. Upon repair or replacement of the In-Field Return, SANMINA-SCI will pay the shipping charge to return the now conforming Warranty

Product. Non-Warranty In-Field returns will be accepted by SANMINA-SCI on a case-by-case basis for an agreed in advance Product repair charge. All shipping costs will be the responsibility of SSI and will be included in the Non-Warranty Repair Invoice to SSI. Non-Warranty Repaired Products shall carry a [*] limited in scope warranty on workmanship and component repairs performed by SANMINA-SCI on the failed unit.

     Due to the nature of SSI's customers, it is necessary to replace a suspected failure with a known good (refurbished) unit prior to receipt of the suspect failure. This replacement unit will come from a pool of returned and repaired units inventoried by SSI. In order to keep this pool as small as possible, SANMINA-SCI agrees that its preferred remedy will be to repair or replace all defective units returned to SANMINA-SCI under warranty within [*] of receipt by SANMINA-SCI. SSI shall monitor and ensure such returns are processed promptly to support the desired turnaround time and to permit earliest possible identification of discrepancies in support of faster preventive actions where warranted.

     The materials portion of the Product Warranty shall not apply to (i) SSI consigned or supplied materials, (ii) Product that is abused, damaged, altered or misused other than by SANMINA-SCI, or (iii) Product damaged by external causes not directly contributed to by SANMINA-SCI.

     Products shall be considered free from defects in workmanship if they are manufactured in accordance with SANMINA-SCI's manufacturing workmanship standards, conform to the Product Specifications, and successfully complete the Product Acceptance Tests, except that no acceptance, payment or inspection of the Product shall release SANMINA-SCI of its responsibility for any nonconformity. SSI may perform acceptance testing which measures a different array of performance criteria but the parties agree that the mutually agreed upon Product Acceptance Test will be the measurement standard to determine if the Product conforms to SSI specifications.

     ALL CLAIMS FOR BREACH OF PRODUCT WARRANTY MUST BE RECEIVED BY SANMINA-SCI NO LATER THAN [*] AFTER THE EXPIRATION OF THE WARRANTY PERIOD FOR THE PRODUCT.

     THE PRODUCT WARRANTY IS THE ONLY WARRANTY GIVEN BY SANMINA-SCI. SANMINA-SCI MAKES, AND SSI RECEIVES, NO OTHER WARRANTY EITHER EXPRESSED OR IMPLIED. ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, AND ALL IMPLIED WARRANTIES OF TITLE FOR ANY CONSIGNED OR SSI SUPPLIED MATERIALS, ARE EXPRESSLY DISCLAIMED AND EXCLUDED HEREFROM.

     UNLESS EXPRESSLY AGREED TO BY SANMINA-SCI IN WRITING, SANMINA-SCI MAKES NO WARRANTY THAT THE PRODUCTS WILL (i) MEET ANY SPECIFICATION NOT MADE KNOWN TO AND AGREED TO BY SANMINA-SCI, OR (ii) RECEIVE THE APPROVAL OF OR BE CERTIFIED BY UNDERWRITERS LABORATORY, ANY FEDERAL, STATE, LOCAL OR FOREIGN GOVERNMENT AGENCY (INCLUDING WITHOUT LIMITATION THE FEDERAL COMMUNICATIONS COMMISSION) OR ANY OTHER PERSON OR ENTITY. SANMINA-SCI ASSUMES NO RESPONSIBILITY FOR OBTAINING SUCH APPROVALS OR CERTIFICATIONS, OR MEETING SUCH SPECIFICATIONS.

     SANMINA-SCI's warranty obligations will cease upon the earlier of the agreed upon warranty period or upon SANMINA-SCI's fulfillment of SSI's request to return any SSI-owned test equipment and fixtures.

     SSI warrants to SANMINA-SCI that any documentation or other data it provides to SANMINA-SCI to manufacture the Products is accurate and complete, unless SSI informs SANMINA-SCI otherwise.

     Upon SSI request and for mutually agreed terms, conditions, delivery and prices, SANMINA-SCI may repair Products that are outside the warranty period for a period of up to [*] after the Product Warranty expires.

     12.4 Epidemic Failure and Resolution. Epidemic Failure shall be defined as a SANMINA-SCI warranted SSI Product (same part number) failure rate of [*] or greater traceable to the same or closely related workmanship root cause failure mode on a population of at least [*] in the field, and quantities [*] population will be handled by the parties on a case-by-case basis. SSI agrees to immediately notify SANMINA-SCI of any suspected Epidemic Product Failures.

     The Parties shall work together in a business-like manner during a suspected Epidemic Failure situation to: (i) determine whether the failures constitute an Epidemic Failure as defined above; (ii) determine whether and to the extent SANMINA-SCI has responsibility for the corrective action; and (ii) develop a mutually agreed cost effective corrective action plan.

     To the extent SANMINA-SCI has workmanship liability for the warranty Product's failures, SANMINA-SCI shall implement the agreed corrective action plan at its own cost and expense, and reimburse SSI for its commercially reasonable direct (out of pocket) costs associated with in field engineering costs, provided that SANMINA-SCI has agreed and/or approved the reasonableness of such costs in advance.

     To the extent the Epidemic Failures are caused by an unwarranted component supplied by a third party, liability for the Epidemic Failure shall reside with SSI. Notwithstanding the aforementioned, SANMINA-SCI shall cooperate with SSI on a commercially reasonable basis to identify AVL component vendors' warranties extended to SANMINA-SCI that are less than SSI's workmanship Product warranty.

13.  PROPRIETARY INFORMATION AND CONFIDENTIALITY

     Under the terms and conditions of this Agreement, each party will disclose (the "Disclosing Party") to the other party (the "Receiving Party") certain information that the Disclosing Party regards as proprietary. Such information may include, but is not limited to, information of the Disclosing Party relating to products, manufacturing processes, business strategies and plans, customer lists, research and development programs, and such other information relating to the Disclosing Party and its subsidiaries and affiliates ("Confidential Information"). Confidential Information may be furnished in any tangible or intangible form including, but not limited to, writings, drawings, computer tapes and other electronic media, samples, and verbal communications. Any Confidential Information furnished in tangible form shall be conspicuously marked as such. In addition, verbally disclosed Confidential Information will be identified at the time of disclosure, and the Disclosing Party will send a written record within 30 days of such verbal disclosure to the Receiving Party.

     Each party agrees that for a period of [*] from the date of disclosure it shall not disclose Confidential Information received from the Disclosing Party to any third party nor use such Confidential Information for any purpose other than to evaluate its interest in the mutual business described above. The Receiving Party shall use the same degree of care in maintaining the confidentiality of the Confidential Information as it uses with respect to its own information that is regarded as confidential and/or proprietary by such party, but in any case shall at least use reasonable care. Each party agrees that it will restrict the access of all Confidential Information to only those of its employees and consultants who have need to be informed of the Confidential Information for the purposes for which the Confidential Information is provided.

     The obligations of confidentiality and limitations of use shall continue for the period stated herein. However, neither party shall be liable for any disclosure of Confidential Information if the same information: (i) is in the public domain at the time of disclosure or later comes within the public domain, except through the acts or omissions of the Receiving Party; (ii) is known to the Receiving Party at the time of its disclosure; (iii) is approved for release by written authorization of the Disclosing Party; (iv) becomes known to the Receiving Party from a source other than the Disclosing Party without breach of an obligation of confidentiality; (v) is disclosed to one or more third parties by the Disclosing Party without restriction; (vi) is independently developed by employees or representatives of the Receiving Party without access to or use of the Confidential Information; or (vii) is subject to disclosure in accordance with a court order.

     Each party agrees that it will make no copies of any Confidential Information received from the other party, except as those required in performance of the receiving party's obligations under this Agreement or having first obtained the written authorization for such copies from the Disclosing Party. Upon request by the

Disclosing Party, all items of Confidential Information shall be returned to the Disclosing Party, or destroyed, with the Receiving Party certifying the destruction thereof.

     All right, title, and interest in and to the Confidential Information shall be and remain that of the Disclosing Party. No right or license and no authorization or consent (other than the consent expressly set forth in this Agreement) is granted hereunder, and the Receiving Party agrees to be so limited with respect to all Confidential Information received hereunder.

14.  TERMINATION FOR CONVENIENCE

     SSI reserves the right to terminate any purchase order or any part thereof for the sole convenience of SSI. In the event of such termination, SANMINA-SCI shall immediately stop all work there under, and shall immediately notify suppliers to cease such work, unless SSI has stated its intention to assume such supply contracts. SANMINA-SCI shall be paid for Product held in kanban per Attachment B and work-in-process inventory prior to SANMINA-SCI's receipt of the notification of termination plus termination Component inventory as set forth in Sections 4 and 5 (schedule push-out or order cancellation liability). SANMINA-SCI shall not be paid for any related work done after receipt of notice of termination, unless agreed by the Parties. SSI agrees to accept all inventory as indicated above, which is not useable by SANMINA-SCI elsewhere, returnable or otherwise disposed of, and will provide Purchase Orders(s) and direct SANMINA-SCI as to the shipping address within [*] of settlement. SSI may also assume supply contracts or otherwise deal directly with suppliers as more fully described in Sections 4 and 5 above, so long as such actions do not create additional costs for SANMINA-SCI.

15.  TERMINATION FOR CAUSE

     Either party may terminate this Agreement for cause in the event of any default by the other party of any material provision of this Agreement, provided that the party claiming default shall grant to the breaching party a period of [*] to cure, or present an acceptable plan of action to cure such claimed defaults which have been properly notified in writing. If such claim has not been cured, nor the plan of action to cure implemented by the breaching party, the non-breaching party may cancel any purchase orders or portions of purchase orders affected by the breach. However, in the event of a breach by SSI that gives rise to such termination for cause, SANMINA-SCI will issue to SSI a detailed termination liability report within [*] of SANMINA-SCI's receipt of such termination notice. SSI will issue payment to SANMINA-SCI within [*] of the parties' agreement on such liabilities.

16.  FORCE MAJEURE

     SSI or SANMINA-SCI will immediately notify the other party should they experience a Force Majeure event. Force Majeure is defined as causes beyond a party's control including but not limited to: government action or failure of the government to act where such action is required, strike or labor trouble, fire, flood, or earthquake. In the event that the party affected by the Force Majeure, can not supply the other party with an acceptable plan of action to cure such an event within [*], then the non-breaching party may terminate this Agreement subject to the parties working in a business-like manner to resolve outstanding liabilities of performance incurred prior to the Force Majeure event. Force Majeure may not be claimed by either party for inability to pay monies owed under this Agreement.

17.  INTELLECTUAL PROPERTY AND INDEMNIFICATION

     Each party shall indemnify and defend the other party against any and all claims, suits, losses, expenses, and liabilities, for bodily injury, personal injury, death, and property damage asserted or brought or asserted by any person or entity arising out of the design, installation or use of any Product(s) manufactured by SANMINA-SCI. Both parties shall carry and maintain liability insurance coverage to satisfactorily cover its obligations under this Agreement.

     SSI agrees to defend at its expense any suit brought against SANMINA-SCI based upon a claim that the SSI design used by SANMINA-SCI to manufacture the Product(s) under this Agreement infringes on a patent, copyright, trade secret and other proprietary right, foreign or domestic, and to pay the amount of any settlement or the costs (including attorney fees and expenses) and damages finally awarded provided that SANMINA-SCI promptly notifies SSI and provides SSI with reasonable assistance in the defense of any such action.

     SANMINA-SCI, at its own expense, shall indemnify and defend SSI, and shall pay any damages, agreed upon settlement amounts, or necessary costs (including attorney fees and expenses) finally awarded with respect to all proceedings or claims against SANMINA-SCI for the infringement of any Intellectual Property Rights resulting from SANMINA-SCI's manufacture and assembly processes where such use necessarily and solely causes the infringement. SANMINA-SCI shall not have any liability hereunder based on (1) required compliance by SANMINA-SCI with Specifications originating or furnished by SSI (or the combination of the Product Units with other apparatus not included in the deliveries to SSI), if such compliance (or combination) necessarily and solely gives rise to such proceedings or claims; (2) infringement or alleged infringement caused solely by SSI Components; (3) SSI's failure to provide prompt notice to SANMINA-SCI of any such proceeding or claim and copies of all communications, notices, and/or other actions relating to such claim; or (4) infringement resulting from modifications or alterations made after shipment by SANMINA-SCI.

     Except for Infringement, either party's maximum liability under, arising from, or in connection with this Agreement, whether arising in contract, tort, or any other legal theory, shall be limited to the price paid for the Product(s) giving rise to the claim.

     IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER, OR TO ANY THIRD PARTY, FOR ANY LOST PROFITS, LOST SAVINGS, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES.

     Except for any licenses and immunities that are expressly granted by this Agreement, nothing in this Agreement or any course of dealing between the parties will be deemed to create a license from either party to the other of any Intellectual Property Right, whether by estoppel, implication, or otherwise.

18.  QUALITY ASSURANCE AUDITS AND PRODUCT ACCEPTANCE

     Upon reasonable notification and during regular business hours, SSI may audit all processes associated with the production of the Product at SANMINA-SCI. Any audit or inspection by SSI shall not relieve SANMINA-SCI of the requirement to effectively control processes and perform its own inspections of the Products manufactured for SSI. SANMINA-SCI shall perform, as a minimum, the following types of Quality inspections in accordance with the mutually agreed to Quality Plan Procedure, Attachment E

     - Incoming Material Inspection

     - In Process Inspection

     - Final Inspection

     SANMINA-SCI shall record the results of inspections and first pass yield data from all tests and shall provide to SSI upon request, reports of Product yields and causes for rejection or test failure. Results shall be capable of being reported by component, by inspection or test point, and by SSI Product part number. Where frequency of failure requires initiation of corrective action, SSI shall be informed of the actions taken and of the subsequent verification of the corrections taken.

     In addition to other remedies specified herein, Product that falls out of SSI's new build process for recurring warrantable issues will be returned to SANMINA-SCI for failure analysis and corrective action (FA/CA) on a ship/debit memorandum under an SANMINA-SCI provided RMA number. SSI will identify to and charge back SANMINA-SCI for the Invoiced Product price at the time of the return. Once FA/CA is complete per Attachment E Quality Plan Procedure, SANMINA-SCI may repair the rejected Product and return it as part of the next delivery scheduled against any open purchase order as part of any kanban release. The Parties agree returned Product that SSI requests FA/CA be completed prior to SANMINA-SCI commencement of repair shall be exempt from the normal turnaround time objectives.

     SANMINA-SCI understands that particular SSI customer requirements may modify existing Quality programs. SSI understands that depending on the scope of such modification, pricing may have to be adjusted for increased or decreased cost. SANMINA-SCI shall purchase material according to SSI's approved vendor's list (AVL) and will not be allowed to make part substitutions without prior written approval from SSI. SSI shall (at SSI discretion) perform incoming inspection and/or acceptance test upon receipt of Products shipped by SANMINA-SCI. Products not inspected or tested by SSI upon receipt shall be covered under the Product Warranty. All non-conforming warranty Product returns, must be returned in accordance to SANMINA-SCI's Return Material Authorization
(RMA) procedures as stated in this Agreement.

19.  PRODUCT LIABILITY (CERTIFICATE OF INSURANCE REQUEST)

     SANMINA-SCI agrees to maintain general liability insurance appropriate with the scope of this Agreement. A Certificate of Insurance shall be provided as evidence of such insurance, upon written request by SSI. Written request should be sent to SANMINA-SCI Corporation, Attn: Insurance Management Department, 2700 North 1st Street, San Jose, CA 95134.

20.  INDEPENDENT CONTRACTOR; "CONSIGNED" ITEMS AND/OR BAILMENT

     Each party hereto shall be deemed to be an independent contractor with respect to the performance of its obligations and duties hereunder. Nothing in this Agreement or the arrangement for which it is written shall constitute or create a joint venture, partnership, agency or any other similar arrangement between the parties.

     This Agreement makes reference in several locations to "consigned" equipment or "consigned" inventory, which is purchased by SSI and provided to SANMINA-SCI exclusively for assembling goods for SSI. The parties agree and acknowledge that these items are not "consigned" in the strict legal sense as a means for financing inventory to third parties. Instead, all references to items that are "consigned" to SANMINA-SCI by SSI in this Agreement or any related purchase order or other documents are intended to mean that a legal bailment has been established. No ownership or security interest of any kind in any such bailment is granted to SANMINA-SCI or its creditors. SANMINA-SCI will maintain separate bins and clear labeling to keep SSI inventory separate from other items, and will take precautions to ensure its creditors do not mistake SSI Bailment's as property of SANMINA-SCI.

21.  NOTICE

     Any notice required or permitted under this Agreement, unless otherwise expressly permitted hereunder, shall be in writing and shall be deemed to have been fully given and/or delivered (i) when personally delivered, (ii) when sent by fax, (iii) one business day after the business day of deposit prepaid with a national overnight carver, or (iv) five business days after the business day of deposit prepaid with the United States Mail. Notices must be addressed to:

LSI Logic Storage Systems, Inc.            SANMINA-SCI Corporation
3718 N. Rock Road                          900 Klein Rd.
Wichita, Kansas 67226                      Plano, TX 75074
ATTN: Supply Chain Management              ATTN: Sales Department/LSI Logic SSI
                                           Account Mgr.

22.  SEVERABILITY

     Any provision of this Agreement which is invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

23.  TITLES AND ATTACHMENTS

     Titles or captions of sections contained in this Agreement have been inserted only as a matter of convenience and in no way define, limit, extend, describe or otherwise affect the scope of meaning of this Agreement or the intent of any provisions hereof. The Attachments are considered to be a part of this Agreement and may be revised from time to time as mutually agreed.

24.  GOVERNING LAW

     In the event the parties cannot resolve a dispute, the parties acknowledge and agree that the state courts of Santa Clara County, California and the federal courts located in the Northern District of the State of California shall have exclusive jurisdiction and venue to adjudicate any and all disputes arising out of or in connection with this Agreement. This Agreement shall be construed in accordance with the substantive laws of the State of California (excluding its conflicts of laws principles.

25.  MISCELLANEOUS PART PURCHASES

     On occasion SSI will require SANMINA-SCI to provide Component parts for RMA repair, conversions, or others uses. In addition, SANMINA-SCI may require SSI to provide component parts for kit shortages. The related transfers of SANMINA-SCI inventory, assuming such material is available without affecting other obligations, will be done at the SANMINA-SCI quoted standard cost including reasonable handling and packaging costs but without margin.

26.  ENTIRE AGREEMENT

     This Agreement, including any Attachments, schedules and tables that have been specifically referred to herein and/or the most current revision of such that have been initialed by the parties, constitutes the entire Agreement between the parties with respect to the subject matter hereof. This Agreement supersedes all prior discussions, understandings and agreements with respect to such subject matter.

27.  EXPORT/IMPORT

     Both parties hereby certify that they will not knowingly export, directly or indirectly, any U.S. origin technical data or software, to any country for which the U.S. Government requires an export license or other approval, without obtaining such approval from the U.S. Government.

28.  SALE OF PRODUCT TO SSI DIRECTED THIRD PARTY CUSTOMERS

     28.1 SANMINA-SCI agrees to consider direct business relationships with SSI directed third parties that are primarily performing a higher-level assembly work for SSI. Notwithstanding the aforementioned, such SSI directed third parties must enter into a satisfactory contractual relationship with SANMINA-SCI and be approved by SANMINA-SCI as credit worthy. In the event the third party directed is not approved by SANMINA-SCI as credit worthy, or fails to execute a satisfactory contractual agreement with SANMINA-SCI, SANMINA-SCI is under no obligation to enter into a direct business relationship with such third party directed customers.

     28.2 SSI agrees to participate in an escalation process that may be initiated by either the third party directed or SANMINA-SCI in the event a dispute occurs during the course of this relationship that cannot otherwise be amicably resolved between the parties without additional mediation on the part of SSI.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the last duly authorized officer's signature (the "Effective Date") affixed on page one of this Agreement.

                     ATTACHMENT A -- FOUNTAIN, CO. FACILITY
                          PRODUCT AND PRICING EXHIBIT
                                      [*]

                                  ATTACHMENT B
                            DEMAND PULL KANBAN PLAN
                                      [*]

                                  ATTACHMENT C
                     CONSIGNED CAPITAL EQUIPMENT AGREEMENT

     SSI shall consign to SANMINA-SCI equipment to be listed as shown in the sample following this Attachment C. SSI shall retain title to and all rights and interest in the consigned equipment. SSI will provide Sanmina-SCI with SSI labels that clearly identify its consigned equipment as the property of SSI and asset tags as required by SSI for identifying SSI capital equipment. These tags and/or labels will not be removed, covered, or defaced by SANMINA-SCI for any reason. Notwithstanding the fact that some of the consigned equipment may be installed or attached to SANMINA-SCI's facility, it shall at all times be deemed to be the personal property of SSI and not a fixture or other part of the realty. SANMINA-SCI shall, to whatever extent may be necessary to protect SSI title to and interest in the consigned equipment, obtain such waivers or consent from its lessors, landlords, lenders or others, as may be required to release any interest such lessors, landlords, lenders or others may have or acquire by reason of SANMINA-SCI's installation, use or possession of the consigned equipment. SANMINA-SCI shall also execute any UCC- 1 or similar financing statement reasonably requested by SSI to provide public notice of SSI's ownership of the consigned equipment.

     SANMINA-SCI may use the consigned equipment solely for the purpose of manufacturing SSI Products and for no other purposes whatsoever.

     SANMINA-SCI shall bear the risk of loss and/or damage for the consigned equipment at all times, from the time of its delivery to SANMINA-SCI's facility (or sale to SSI as shipped in-place at SANMINA-SCI) to the time of its return to SSI.

     SANMINA-SCI shall be solely responsible for installing the consigned equipment in its facility, calibrating and maintaining the calibration per the equipment manufacturer's calibration procedures provided, or as otherwise defined in SANMINA-SCI's procedures which shall not be less stringent than the manufacturer's procedures. SSI will issue a Purchase Order and pay for any required calibration [*] upon request and receipt of an invoice for the service. SANMINA-SCI shall perform all minor remedial and preventative maintenance thereon in accordance with the manufacturer's instructions and/or directions. Minor or preventative maintenance shall be defined to be at a cost of [*]. SSI shall maintain responsibility for major maintenance or replacement that needs to be performed on all consigned equipment.

     In addition, SSI will supply spare parts for the consigned equipment for the use of SANMINA-SCI in repair of equipment. In the event that the SSI consigned equipment needs major repair ([*]), SSI will have the option to repair or replace the equipment. SSI shall have the right at any time to inspect the consigned equipment. SSI shall be responsible for providing sufficient production capacity for such consigned equipment, inclusive of reserve to offset expected down time and to service contractual flexibility requirements, based on current forecasts.

     SANMINA-SCI shall return the consigned equipment to SSI at SSI expense, upon the earlier of the termination of the Manufacturing Agreement or SSI request therefore, in the same condition as it was at the time it was consigned by SSI to SANMINA-SCI, less reasonable wear and tear. Nothing herein shall be construed as an obligation on the part of SSI to continue to consign the equipment to SANMINA-SCI for any length of time, and SSI may request the return of the consigned equipment at any time. SSI realizes the services performed utilizing the consigned equipment would no longer be performed should the equipment be removed.

                     ATTACHMENT D -- FOUNTAIN, CO FACILITY
                             PRODUCT SPECIFICATION

                     ATTACHMENT E -- FOUNTAIN, CO FACILITY
                             QUALITY PLAN PROCEDURE
                                      [*]